UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 27, 2006

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama

(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660
(Commission File Number)	(IRS Employer Identification No.)

Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama

(Address of Principal Executive Offices) (Zip Code)

+50-7-213-0947

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On October 27, 2006, the Registrant entered into a new credit agreement dated as of October 27, 2006 (the "Credit Agreement"), among Willbros USA, Inc., a subsidiary of the Registrant, as borrower (the "Borrower"), the Registrant and certain of its subsidiaries and affiliates as guarantors (collectively "Loan Parties"), the lenders from time to time party thereto (the "Participants"), and Calyon New York Branch ("Calyon"), as Administrative Agent, Collateral Agent, Issuing Bank, Deposit Bank and Revolving Loan Lender. The Credit Agreement is for a $100 million three-year senior secured synthetic credit facility (the "Credit Facility"). The Registrant may elect to increase the total capacity under the Credit Facility to $150 million, with consent from Calyon. The Credit Facility, which includes a $25 million component for working capital and a requirement for the maintenance of a $10 million minimum cash balance, will be used for commercial letters of credit to support projects and for general corporate purposes. The Credit Facility is secured by substantially all of the assets of the Registrant and other Loan Parties. The Credit Facility replaces the Registrant’s existing three-year $50 million bank facility, which was scheduled to expire in March 2007.

At Borrower's option, amounts borrowed under the Credit Agreement will bear interest at either the Eurodollar rate or an alternate base rate (greater of Prime Rate or Federal Funds Effective Rate plus  1/2%) minus 1%. At least once a year, all Revolving Advances must be repaid and no new Revolving Advances made for a period of 10 consecutive business days thereafter. Fees payable under the Credit Agreement include a Facility Fee at a rate per annum equal to 5.0% of the aggregate Commitments, payable quarterly in arrears (the Facility Fee will be reduced to 2.75% if the Registrant obtains a rating from S&P and Moody's greater than B and B2, respectively), and a letter of credit fee equal to 0.125% per annum of aggregate Commitments.

The Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions and payments and maintenance of a maximum Senior Debt to EBITDA ratio, a minimum interest coverage ratio and minimum net worth requirement. A default under the Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants under the Credit Agreement, a failure to make payments when due under the Credit Agreement, a failure to make payments when due in respect of or a failure to perform obligations relating to debt obligations in excess of $5.0 million, a change of control of the Registrant or certain insolvency proceedings. A default under the Credit Agreement would permit Calyon and the Participants to restrict Borrower's ability to further access the Credit Facility for loans or letters of credit, require the immediate repayment of any outstanding loans with interest and require the cash collateralization of outstanding letter of credit obligations.

Calyon and certain of the Participants under the Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Registrant and/or its affiliates for which the Registrant and/or its affiliates have paid, and expect to pay, customary fees.

A copy of the Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference as though fully set forth herein. The foregoing summary description of the Credit Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective October 27, 2006, in connection with the closing of the Credit Agreement, the Registrant terminated its existing credit facility under the Amended and Restated Credit Agreement dated March 12, 2004, as amended (the "2004 Credit Facility"), by and among the Registrant, certain designated subsidiaries, certain financial institutions, Calyon New York Branch, as administrative agent, and CIBC, Inc. as syndication agent. The 2004 Credit Facility was scheduled to expire in March 2007. All outstanding letter of credit obligations under the 2004 Credit Facility were assumed by Calyon and the Participants. There were no outstanding borrowings under the 2004 Credit Facility.

At the time of termination of the 2004 Credit Facility, approximately $0.4 million of unamortized loan fees were written off by the Registrant.

Calyon and certain of the lenders under the 2004 Credit Facility and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Registrant and/or its affiliates for which the Registrant and/or its affiliates have paid, and expect to pay, customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement set forth under "Credit Agreement" in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.03.	Material Modification to Rights of Security Holders.

The Credit Agreement prohibits the Registrant from paying cash dividends to its stockholders.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

10.1	Credit Agreement, dated as of October 27, 2006, among Willbros USA, Inc. as borrower, the Registrant and certain other subsidiaries and affiliates as guarantors, the Participants, and Calyon New York Branch, as Administrative Agent, Collateral Agent, Issuing Bank, Deposit Bank and Revolving Loan Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: November 2, 2006	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 27, 2006, among Willbros USA, Inc. as borrower, the Registrant and certain other subsidiaries and affiliates as guarantors, the Participants, and Calyon New York Branch, as Administrative Agent, Collateral Agent, Issuing Bank, Deposit Bank and Revolving Loan Lender.